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                                     EXHIBIT 5.1


                                   October 20, 1997


Printrak International Inc.
1250 North Tustin Avenue
Anaheim, California  92807

         RE:  REGISTRATION STATEMENT ON FORM S-8 (TFP INC. STOCK OPTION PLAN)

Ladies and Gentlemen:

    At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Printrak International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 116,489 shares of the Company's common stock, $.0001 par value ("Common Stock"), issuable under the Company's TFP Inc.
Stock Option Plan (the "Plan").

    We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

    Based on the foregoing, it is our opinion that:

    1. stock options, as granted in accordance with the Plan, are legally issued and binding obligations of the Company; and

    2. 116,489 shares of Common Stock, when issued under the Plan and against full payment therefor in accordance with the respective terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

    We consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            STRADLING YOCCA CARLSON & RAUTH